OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant   ☑
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials

aQuantive, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

SEC 1913 (04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

821 Second Avenue, Suite 1800
Seattle, Washington 98104

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Tuesday, May 8, 2007

DEAR AQUANTIVE SHAREHOLDER:

On Tuesday, May 8, 2007, aQuantive, Inc. will hold its 2007 Annual Meeting of Shareholders at the Hotel 1000, located at 1000 First Avenue, Seattle, WA 98104. The Annual Meeting will begin at 9:00 a.m. Only shareholders who owned common stock at the close of business on March 9, 2007, may vote at the Annual Meeting or any adjournments that may take place. At the Annual Meeting we will ask you to:

•	elect two Directors to hold office for the term as described in the attached Proxy Statement;

•	ratify the selection of the independent auditor for 2007; and

•	transact any other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the election of Directors as described in the Proxy Statement, and in favor of the ratification of the selection of the company’s independent auditor for 2007.

At the Annual Meeting we will also report on the 2006 business results of aQuantive and other matters of interest to shareholders.

To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

By Order of the Board of Directors,

Linda A. Schoemaker
Senior Vice President, General Counsel and
Corporate Secretary
Seattle, Washington
March 30, 2007

AQUANTIVE, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of aQuantive, Inc. (“aQuantive”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at the aQuantive 2007 Annual Meeting of Shareholders. The Annual Meeting will be held on Tuesday, May 8, 2007, at the Hotel 1000, located at 1000 First Avenue, Seattle, WA 98104, at 9:00 a.m. aQuantive intends to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card on or about March 30, 2007.

Record Date and Outstanding Shares

Only shareholders who owned common stock of aQuantive at the close of business on March 9, 2007, the record date for the Annual Meeting, may vote. At that date, there were 78,559,945 issued and outstanding shares of common stock.

Quorum

A quorum for the Annual Meeting is a majority of the votes entitled to be cast on a matter by holders of shares of common stock entitled to vote, and present, whether in person or by proxy, at the Annual Meeting.

Revocability of Proxies

If you give your proxy card to aQuantive, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of aQuantive in writing before the Annual Meeting;

•	delivering to the Secretary of aQuantive before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.

Voting

You are entitled to one vote for each share of common stock you hold. For the election of Directors, the two Directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of Directors. Abstentions from voting on the election of Directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. The proposal to ratify the selection of independent auditors for 2007 will be approved if the votes cast in favor of the proposal by the holders of common stock present, in person or by proxy, and entitled to vote exceed the votes cast against that proposal. Abstentions from voting on this proposal will have no impact on the outcome since an abstention does not constitute a vote for or against this proposal. Because brokers and other nominees who hold shares for the accounts of their clients generally have discretionary authority to vote such shares with respect to the election of Directors and with respect to the ratification of auditors in the absence of voting instructions from their clients, there will not be any “broker nonvotes” on either of these matters.

If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendations. aQuantive is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named in it to vote the shares. Please note that if you own shares through a bank or brokerage firm account and you wish to vote in person at the meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares.

Solicitation of Proxies

Proxies may be solicited by certain of aQuantive’s Directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. aQuantive will bear any costs relating to such solicitation of proxies. In addition, aQuantive may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with our Bylaws, effective as of the date of the Annual Meeting, the Board of Directors has fixed the number of Directors constituting the Board at seven. The Board is divided into three classes, with one class of Directors elected to a three-year term at each annual meeting of shareholders. At the 2007 Annual Meeting, two Directors will be elected to hold office until the 2010 Annual Meeting of Shareholders, or until their respective successors are elected and qualified. The Board of Directors has proposed that the following nominees be elected at the Annual Meeting: Linda J. Srere and Jaynie M. Studenmund, each of whom currently serves as a Director of aQuantive. The names of Directors whose terms will continue after the Annual Meeting are also listed below. No family relationship exists among any of the Company’s Directors or executive officers. No arrangement or understanding exists between any Director or executive officer and any other person pursuant to which any Director was selected as a Director or executive officer.

Unless otherwise instructed, persons named in the accompanying proxy will vote for these nominees. Although aQuantive anticipates that these nominees will be available to serve as Directors, should either of them not accept the nomination, or otherwise be unable to serve, the proxies will have discretionary authority to vote for a substitute nominee or nominees.

The Board of Directors recommends a vote “FOR” approval of this proposal.

Nominees for the Board of Directors for Three-Year Terms

Linda J. Srere, age 51, has served as one of our Directors since May 2004. She is currently a marketing and advertising consultant, and from January 2000 to November 2001 served as President of Young & Rubicam Advertising, a worldwide advertising network. From September 1998 to January 2000, Ms. Srere served as Vice Chairman and Chief Client Officer of Young & Rubicam Inc. (“Y&R”), an advertising company and parent company of Young & Rubicam Advertising. From January 1997 to September 1998, she served as President and CEO of Y&R’s New York office. Ms. Srere joined Y&R in September 1994 as Executive Vice President and Director of Business Development. Prior to joining Y&R, Ms. Srere was the Chairman of Earle Palmer Brown New York from 1992 to 1994, and President of Rosenfeld, Sirowitz, Humphrey & Strauss from 1990 to 1992, both of which are advertising agencies. Ms. Srere currently serves as a Director of Electronic Arts, Inc., an interactive entertainment company, and Universal Technical Institute, Inc., which provides educational training for auto, marine and motorcycle technicians.

Jaynie M. Studenmund, age 52, has served as one of our Directors since May 2004. Ms. Studenmund also sits on the boards of Countrywide Bank, Western Asset Management, Forest Lawn, and eHarmony.com, Inc. In addition, she provides management consulting for several internet businesses. From January 2001 to January 2004, Ms. Studenmund was Chief Operating Officer of Overture Services, Inc., during which time Overture was acquired by Yahoo, Inc. From February 2000 to January 2001, she was President and Chief Operating

Officer of PayMyBills.com, an internet bill management company, and from 1985 to 1996, Ms. Studenmund served as Executive Vice President, Head of Retail Banking, and Chief Marketing Officer of First Interstate Bank of California, now Wells Fargo. From 1996 to 1998, Ms. Studenmund was the Executive Vice President and Head of Retail Banking at Great Western and then Home Savings, both of which were sold to Washington Mutual. She holds an MBA degree from Harvard Business School and a BA degree from Wellesley College.

Continuing Directors Whose Terms Expire in 2008

Nicolas J. Hanauer, age 47, a co-founder of aQuantive, has served as our Chairman of the Board since June 1998 and as a Director since aQuantive was incorporated in February 1998. He also served as our Chief Executive Officer from June 1998 to September 1999. Since February 2000, Mr. Hanauer has served as a partner with Second Avenue Partners, a venture capital and management consulting firm, which he co-founded. In 2000, Mr. Hanauer also founded and served as Chairman of Gear.com, until its merger with Overstock.com in 2001. In addition, since 2001, Mr. Hanauer has been Co-Chairman and CEO of Pacific Coast Feather Company, a pillow and bedding manufacturing company. From 2000 to 2001, Mr. Hanauer was the Chief Strategy Officer of Pacific Coast Feather Company, and from 1990 to 2000, Mr. Hanauer served as their Executive Vice President, Sales and Marketing. Mr. Hanauer holds a BA degree from the University of Washington. Mr. Hanauer currently serves as a director of HouseValues, Inc., Museum Quality Discount Framing, Inc., The Insitu Group, Inc. and Pacific Coast Feather Company. Mr. Hanauer is actively involved with various community and non-profit organizations, including the University of Washington Foundation, the Alliance for Education, the League of Education Voters, and the Seattle Downtown Association.

Brian P. McAndrews, age 48, has served as our Chief Executive Officer and a Director since September 1999, and as our President since January 2000. From July 1990 to September 1999, Mr. McAndrews worked for ABC, Inc., a broadcasting and communications company, holding executive positions at ABC Sports, ABC Entertainment and ABC Television Network. From 1984 to 1989, Mr. McAndrews served as a product manager for General Mills, Inc., a consumer products manufacturer. He holds an MBA degree from Stanford University and a BA degree from Harvard University. Mr. McAndrews also serves as a member of the board of directors of Blue Nile, Inc., an online jewelry retailer; Fisher Communications, Inc., a broadcasting company; the Advertising Research Foundation; and the Seattle-Northwest chapter of the National Association of Corporate Directors (NACD).

Jack Sansolo, PhD, age 63, has served as one of our Directors since March 2002. In addition, from May 2002 until May 2004, Dr. Sansolo served as a member of our Advisory Board. Since November 2004, Dr. Sansolo has served as Senior Vice President and Chief Marketing Officer of Getty Images, Inc., a creator and distributor of imagery collections. From January 2001 to December 2004, Dr. Sansolo reopened Point A Consulting, a marketing, communications and advertising agency which he founded and previously operated from March 1993 to August 1996. From September 1996 to January 2001, Dr. Sansolo served as Executive Vice President, Global Brand Direction, for Eddie Bauer, Inc., a retailer of apparel and home furnishings. Dr. Sansolo holds a PhD degree from Harvard University and an AB degree from Hunter College.

Continuing Directors Whose Terms Expire in 2009

Richard P. Fox, age 59, has served as one of our Directors since February 2003. Since October 2001, Mr. Fox has provided consulting services to entrepreneurs and the financial services industry. From April 2000 to September 2001, he was an officer of CyberSafe, an IT security company, serving as President and Chief Operating Officer from January 2001 to September 2001. Mr. Fox spent 28 years with Ernst & Young LLP, last serving as managing partner of the Seattle office. He holds a BBA from Ohio University, an MBA from the Fuqua School of Business, Duke University, and is a CPA in Washington State. He serves on the board of directors of Flow International Corporation, as well as several private companies. Mr. Fox also is Treasurer and serves on the Board of Trustees of The Seattle Foundation, and on the Board of Visitors for the Fuqua School of Business, Duke University.

Michael B. Slade, age 49, has served as one of our Directors since December 2002. Since February 2000, Mr. Slade has served as a partner with Second Avenue Partners, which he co-founded. From February 1993 to

November 1998, Mr. Slade worked at Starwave Corp., an Internet and multimedia products company, serving as President and Chief Executive Officer from February 1993 to March 1997, and Chairman and Chief Executive Officer from March 1997 to November 1998. At Starwave, Mr. Slade launched ESPN.com, ABCNews.com and the Go.com network. From November 1992 to February 1993, Mr. Slade served as vice president of special projects for Asymetrix Corporation, an enterprise productivity solutions company. From May 1991 to November 1992, Mr. Slade served as Vice President, Marketing for NeXT Computer. From December 1990 until May 1991, he served as Vice President, Marketing for Central Point Software. Mr. Slade began his career at Microsoft Corporation in 1983 and spent seven years there in a variety of product marketing roles, including Director of Corporate Marketing in Microsoft’s systems software division. Mr. Slade holds an MBA degree from Stanford University and a BA degree from Colorado College. Mr. Slade currently serves on the board of the Professional Bowlers Association as well as a number of other private entities.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

General Information

The audit committee has selected KPMG LLP (“KPMG”) to act as the independent registered public accounting firm for aQuantive for fiscal year 2007. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If a majority of stockholders voting on the matter do not ratify the selection of the independent auditor, the Audit Committee will reconsider its choice of independent auditor taking into consideration the views of the shareholders and may, but will not be required to, appoint a different independent auditor.

Independent Auditor

KPMG has acted as aQuantive’s independent auditor since May 2002. The Board reserves the right to change the independent registered public accounting firm of aQuantive at any time before or after the Annual Meeting if it determines that to do so would be in the best interests of aQuantive. A representative of KPMG is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

The fees billed for professional services rendered by KMPG for the fiscal years 2006 and 2005 were as follows:

	2006	2005

Audit Fees	$1,210,450	$832,200
Audit-Related Fees	$351,900	$101,876
Tax Fees	$115,524	$99,790
All Other Fees	$—	$39,515

Total	$1,677,874	$1,073,381

The services rendered by KPMG LLP in connection with the fees presented in the table above were as follows:

Audit Fees

Audit fees relate to the services rendered in connection with the audit of the Company’s consolidated financial statements for the years ended December 31, 2006 and 2005, quarterly reviews of financial statements included in the Company’s Forms 10-Q during 2006 and 2005, and the audit of internal control over financial reporting as of December 31, 2006 and 2005. Also included in 2006 are fees related to services provided in connection with the Company’s equity offering completed in March 2006.

Audit-Related Fees

Audit-related fees pertain to the audits of the financial statements for the Company’s employee benefit plans and assistance with accounting due diligence for acquisitions.

Tax Fees

Tax fees relate primarily to tax compliance and state and international tax services.

All Other Fees

All other fees relate to privacy consulting services.

We are required to obtain pre-approval by our audit committee for all audit and permitted non-audit services performed by our independent auditors. In accordance with this requirement, during fiscal 2006, 100% of all audit, audit-related, tax and other services performed by KPMG LLP were approved in advance by the audit committee. The audit committee has delegated the authority to pre-approve audit and permitted non-audit services to the committee Chairman, Richard P. Fox. Any pre-approved decisions are presented to the full audit committee at the next scheduled meeting.

Audit Committee Report

During 2006, the Audit Committee of the Board was composed of Richard P. Fox, Nicolas Hanauer, and Jaynie Studenmund, each of whom the Board has determined meets the applicable independence and financial sophistication requirements of the SEC and the Nasdaq. In addition, the Board has determined that Mr. Fox is an “audit committee financial expert” under SEC rules. The Audit Committee operates under a written charter approved by the Board, which is posted on our website. As more fully described in its charter, the Audit Committee oversees aQuantive’s financial reporting process on behalf of the Board. The Audit Committee also reviews the Company’s internal audit function. Management takes primary responsibility for the financial statements and the reporting process, assures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. aQuantive’s independent auditors are responsible for performing an audit in accordance with auditing standards generally accepted in the United States to obtain reasonable assurance that aQuantive’s consolidated financial statements are free from material misstatement and for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed the consolidated financial statements for the fiscal year ended December 31, 2006, and has met and held discussions with management and the independent auditors concerning the consolidated financial statements, as well as the report of management and the independent auditor’s opinion thereon regarding the Company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90 (Audit Committee Communications). In addition, the Committee has discussed with the independent auditors the auditors’ independence from aQuantive and its management, including the matters in the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based upon the Committee’s review and discussions referred to above, the Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2006 be included in aQuantive’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted,

Richard P. Fox (Chair)
Nicolas Hanauer
Jaynie Studenmund

The Board of Directors recommends a vote “FOR” the ratification of KPMG as our independent auditor.

CORPORATE GOVERNANCE

Board Organization; Independence

The business of the Company is managed under the direction of the Board for the benefit of the shareholders. The Board delegates its authority to management for managing the everyday affairs of the Company. Senior management reviews major actions and initiatives with the Board prior to implementation.

During the year ended December 31, 2006, the Board consisted of eight members. Effective immediately prior to the annual meeting, the size of the Board will be reduced to seven members. During the last fiscal year, there were nine meetings of the Board of Directors. All incumbent Directors attended at least 75% of the Board meetings and the meetings of the committees on which they serve. aQuantive does not have a specific policy regarding Director attendance at the annual shareholder meeting; however, we try to ensure that at least one independent Director is present at the annual meeting and available to answer any shareholder questions. Mr. Jack Sansolo was present at last year’s annual meeting.

The Board of Directors has determined that all of our current Directors are “independent” as defined under applicable Nasdaq and SEC rules, with the exception of Brian McAndrews, who serves as our President and CEO. The nonemployee Directors periodically meet without Mr. McAndrews in attendance. The Board of Directors maintains three standing committees — a compensation committee, an audit committee and a nominating and corporate governance committee. Because Mr. McAndrews does not serve on any of these committees, they are each composed solely of independent directors. The current charters of each of these committees and our corporate governance policies are available on the investor relations page of our Web site, www.aquantive.com.  Also posted on that site is a description of the process for shareholders to send communications to the Board.

Compensation Committee

The compensation committee assists the Board of Directors by, among other things:

•	determining the compensation for our Chief Executive Officer based on an evaluation of performance in light of certain relevant goals and objectives;

•	determining the compensation of our officers who report to the Chief Executive Officer;

•	considering compensation plans for our executive officers;

•	considering compensation for Board and Board committee service, and recommending any changes in such compensation to the full Board for approval; and

•	carrying out other duties under our stock incentive compensation plans and other plans approved by us as may be assigned to the committee by the Board.

The compensation committee may delegate its authority to grant options under the Company’s stock incentive plans to the Company’s officers, subject to such limitations as may be specified in any delegation. Discussion of the role of the consultant, who is retained directly by the compensation committee, in reviewing executive officer and board compensation, and the role that the Chief Executive Officer plays in recommending compensation for other executive officers, is included below in “Compensation Discussion and Analysis.” The current members of the compensation committee are Richard P. Fox, Peter M. Neupert and Linda J. Srere. The compensation committee met three times during the last fiscal year.

Audit Committee

The audit committee assists the Board of Directors in fulfilling its oversight responsibilities by, among other things:

•	reviewing the financial information to be provided to our shareholders and others;

•	reviewing the systems of internal controls that our management and the Board of Directors have established;

•	reviewing aQuantive’s audit process;

•	reviewing the Company’s internal audit function;

•	selecting, overseeing and, where appropriate, replacing our independent registered public accounting firm; and

•	reviewing and approving all related-party transactions.

Each member of the audit committee must meet certain independence and financial literacy requirements. The current members of the audit committee are Richard P. Fox, Nicolas J. Hanauer, and Jaynie M. Studenmund. As noted above, the Board of Directors has determined that each committee member is independent under applicable Nasdaq and Securities and Exchange Commission (SEC) rules. Furthermore, the Board of Directors has determined that Mr. Fox is an “audit committee financial expert” under applicable SEC rules. The audit committee met seven times during the last fiscal year.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee assists the Board of Directors by, among other things:

•	approving nominations and recommending to the Board candidates for all Directorships to be filled by the shareholders or the Board;

•	recommending Directors to fill seats on committees of the Board, and Directors to be designated as chairpersons of such committees;

•	recommending removal of Directors, subject to compliance with our Articles of Incorporation and Bylaws and applicable law, when such removal is warranted prior to the expiration of their terms of office;

•	developing Board membership criteria;

•	determining at least annually and reporting to the Board on the independence of Directors and the eligibility of Directors for Board committees pursuant to Nasdaq and SEC rules; and

•	considering potential conflicts of interest and making appropriate recommendations if such are determined to exist.

The current members of the nominating and corporate governance committee are Linda J. Srere, Jack Sansolo, and Michael Slade. The committee met four times during the last fiscal year.

Director Nominations and Qualifications

The nominating and corporate governance committee will consider nominees for the Board of Directors recommended by shareholders, although the committee is not obligated to recommend such nominees to the Board. In accordance with our Bylaws, shareholders who wish to nominate a candidate must deliver written notice to the Company’s Secretary within the time frames specified in our Bylaws. With respect to the election of Directors at an annual meeting, notice must generally be delivered no fewer than 45 days and no more than 75 days prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year’s annual meeting. The Bylaws specify alternative deadlines for notice in the event the annual meeting is advanced or delayed more than 30 days from the anniversary date of the prior year’s meeting, or if the election of Directors relates to a special shareholders meeting rather than an annual meeting. The notice of a shareholder’s intention to nominate a Director must include:

•	information regarding the shareholder making the nomination, including name, address, and number of shares of aQuantive common stock that are beneficially owned by the shareholder;

•	a representation that the shareholder is entitled to vote at the meeting at which Directors will be elected, and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules if the person had been nominated for election by the Board of Directors;

•	a description of any arrangements or understandings between the shareholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a Director if elected.

Director candidates may also be recommended to the nominating and corporate governance committee by the Chief Executive Officer and other Directors and executive officers. The committee will evaluate such nominees against the same criteria that it uses to evaluate nominees recommended by shareholders. Criteria used by the nominating and corporate governance committee to evaluate Director candidates include, without limitation, experience, judgment, industry knowledge, skills, diversity, and service on other boards. After considering the recommendations of the nominating and corporate governance committee, the independent members of the Board of Directors nominate candidates. The nominees included in this Proxy Statement are all currently serving as Directors of aQuantive.

Code of Ethics

We have adopted a Code of Conduct that applies to all directors, officers, and employees. The Code of Conduct is posted on the investor relations page of our Web site, www.aquantive.com.  We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code of Conduct with respect to our Chief Executive Officer, Chief Financial Officer, chief accounting officer, controller and persons performing similar functions by posting such information on our Web site.

Compensation Committee Interlocks and Insider Board Participation

The compensation committee currently consists of Richard P. Fox, Peter M. Neupert and Linda J. Srere. None of these compensation committee members has served as an officer or employee of aQuantive. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has an executive officer serving as a member of our Board of Directors or compensation committee.

Compensation of Directors

The following table sets forth certain information regarding compensation for the nonemployee members of our Board of Directors for 2006.

	Total Fees
	Earned or
	Paid in	Option
Name	Cash	Awards(1)(2)	Total($)

Richard P. Fox	$49,500	$196,801	$246,301
Nicolas J. Hanauer	$35,000	$195,200	$230,200
Peter M. Neupert	$35,000	$195,200	$230,200
Jack Sansolo	$32,500	$195,200	$227,700
Michael B. Slade	$33,500	$195,492	$228,992
Linda J. Srere	$39,500	$233,456	$272,956
Jaynie M. Studenmund	$37,500	$233,456	$270,956

(1)	This amount represents the compensation expense recognized by the Company during the year ended December 31, 2006, in accordance with the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-based Payment (“FAS 123R”) with respect to stock options granted in 2006 and prior years. See “Note 9 — Stock Option and Employee Stock Purchase Plans” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, for more information regarding assumptions utilized in determining this compensation expense.

(2)	As of December 31, 2006, the aggregate number of outstanding option awards for each director was as follows: Richard P. Fox 65,000; Nicolas Hanauer 80,000; Peter M. Neupert 145,000; Jack Sansolo 70,000; Michael B. Slade 50,000; Linda J. Srere 55,000; Jaynie M. Studenmund 42,500.

Nonemployee Directors are compensated for their services through a combination of cash payments and stock option awards. During the year ended December 31, 2006, nonemployee Directors were paid an annual cash retainer of $17,500, plus fees for each meeting attended. The meeting fee for attendance at each board meeting was $1,500, except for telephonic meetings of less than 2 hours duration, in which case the meeting fee was $1,000. Committee meeting fees were $1,000, and were paid for each meeting attended, unless it was incidental to a Board meeting. In addition, an annual retainer of $10,000 was paid to the chair of the audit committee, and an annual retainer of $4,000 each was paid to the respective chairs of the compensation committee and the nominating and corporate governance committee.

Our stock option grant program for nonemployee Directors provides for initial grants to new members of our board upon their first appointment or election, as well as for annual grants for continuing Directors. Under the program that was in place during the year ended December 31, 2006, upon initial election or appointment to the Board, each nonemployee Director automatically received a nonqualified stock option to purchase 25,000 shares of common stock. One-third of this option vests on each of the first, second and third anniversaries of the grant date. In addition, under this program, each nonemployee Director who continued to serve on the Board received an additional annual grant of an option to purchase 15,000 shares of common stock on the date of the annual shareholders meeting. These options vest on the earlier of one full year after the grant date, or the date of the annual meeting of shareholders in the year subsequent to the year of grant (provided that the meeting date is not more than 60 calendar days earlier than the date of the meeting at which the option was granted). The exercise price for all options granted under the program is the fair market value of the common stock on the grant date. The options granted under the program have a seven year term (except that they expire one year after a nonemployee Director ceases to serve as a Director for any reason). In accordance with this program, in 2006 each nonemployee Director received an annual grant to purchase 15,000 shares of common stock in connection with the annual shareholders meeting on May 10, 2006.

In March 2007, the Board of Directors approved certain changes to the compensation paid to Nonemployee Directors, which are effective as of the second quarter of 2007. In order to simplify the structure of the cash compensation paid to nonemployee Directors while maintaining approximately the same level of cash compensation, meeting fees were eliminated and annual retainers were established or increased based on the amount of meeting fees anticipated to be paid in a year with a typical number of meetings under the prior compensation structure. Accordingly, the annual retainer for all Board members is now $30,000, the annual retainer for chairs of the audit, compensation and nominating and corporate governance committees is now $17,500, $8,000 and $8,000, respectively, and the annual retainer for other members of the audit, compensation, and nominating and corporate governance committees is now $7,000, $4,000 and $4,000, respectively. The stock option grant program for nonemployee Directors was also modified by reducing the number of options granted upon initial election or appointment to the Board from 25,000 to 15,000, and by reducing the number of options granted annually to continuing Directors on the date of the annual shareholders meeting from 15,000 to 10,000. All other terms of the stock option grant program for nonemployee Directors are unchanged.

EXECUTIVE OFFICERS

The following persons are executive officers of aQuantive, and will serve in the capacities noted until their successors are duly appointed or until resignation or removal.

			Executive
			Officer
Name	Age	Positions and Offices With aQuantive	Since

Brian P. McAndrews	48	Chief Executive Officer and President	1999
Michael T. Galgon	39	Chief Strategy Officer	1998
Scott E. Howe	39	President, DRIVEpm/MediaBrokers and Atlas International	2006
Clark M. Kokich	55	Worldwide President, Avenue A Razorfish	1999
Linda A. Schoemaker	43	Senior Vice President, General Counsel and Corporate Secretary	2004
Karl F. Siebrecht	38	President, Atlas	2006
M. Wayne Wisehart	61	Chief Financial Officer	2006

For a biographical summary of Mr. McAndrews, see “PROPOSAL 1: ELECTION OF DIRECTORS.”

Michael T. Galgon, a co-founder of aQuantive, has served as our Chief Strategy Officer since January 2000. From October 1999 to January 2000, he served as our Senior Vice President, Marketing and Business Development. From October 1998 to October 1999, he served as our President, and from October 1997 to October 1998, he served as our General Manager. From October 1994 to October 1995, he served as a full-time volunteer with Volunteers In Service To America. From 1990 to 1994, Mr. Galgon served as an officer in the U.S. Navy. Mr. Galgon holds an MBA from the Harvard Business School and a BA degree from Duke University.

Scott E. Howe was named President DRIVEpm/MediaBrokers and Atlas International in August 2006. Mr. Howe has been with aQuantive since October 1999. Most recently, Mr. Howe has led the Company’s DRIVEpm business, serving as its President since September 2005 and as General Manager since DRIVEpm’s founding in December 2003. Prior to that, he served as Vice President and General Manager of Avenue A. Before joining the Company, from 1994 to 1999, Mr. Howe held a number of positions with Boston Consulting Group, most recently as a manager, and from 1990 to 1992 Mr. Howe was an analyst with Kidder, Peabody and Co., an investment bank. Mr. Howe also serves as a member of the board of directors of VA Software, Inc., an online media, software and e-commerce company. Mr. Howe holds an MBA from Harvard Business School and a BA degree in economics from Princeton University.

Clark M. Kokich was named Worldwide President, Avenue A  Razorfish in September 2005. From July 2004 until that time he served as President, Avenue A  Razorfish West. From May 2001 until July 2004, he served as President of Avenue A. From October 2000 to May 2001, Mr. Kokich served as our President, Digital Marketing Solutions, Seattle. From January 2000 to October 2000, he served as our Senior Vice President, Diversified Services, and from July 1999 to January 2000 as our Vice President, General Manager, Growth Markets Division. From April 1996 to October 1998, Mr. Kokich served as President and Chief Executive Officer of Calla Bay, Inc., an apparel retailer. From January 1992 to April 1996, he served as the Director, Sales & Marketing for AT&T Wireless Services, a wireless telecommunications provider. Mr. Kokich holds a BS degree from the University of Oregon.

Linda A. Schoemaker has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2004. From December 2000 to February 2004, Ms. Schoemaker served as Senior Vice President and General Counsel of Advanced Digital Information Corporation (ADIC), a computer data storage solutions provider. Prior to joining ADIC, she was a partner in the law firm Perkins Coie LLP and a member of the firm’s Executive Committee. Her practice focused on corporate finance, including public offerings, mergers and acquisitions and venture capital. She joined Perkins Coie LLP in September 1989 and was admitted as a partner in January 1996. Ms. Schoemaker holds a JD degree from the University of Michigan and an AB from Harvard University.

Karl F. Siebrecht was appointed President of the Atlas business unit of aQuantive in June 2006. Mr. Siebrecht has been with aQuantive since 1999. Most recently, since September 2005, Mr. Siebrecht served as Senior Vice President and General Manager of Atlas Enterprise. Prior to that time, he held a variety of leadership roles in analytics, product management, business strategy and operations, serving in a Vice President capacity since January 2002. Prior to joining aQuantive, Mr. Siebrecht was a manager for strategic marketing and private equity transactions at Bain and Company, a strategic consulting firm in Boston. Prior to that, he served four years in the United States Navy as a diving officer. Mr. Siebrecht holds an MBA degree from the Amos Tuck School at Dartmouth College, and a BA degree in economics from Duke University.

M. Wayne Wisehart became our Chief Financial Officer on March 27, 2006. Prior to this position, he served as Executive Vice President and Chief Financial Officer of Western Wireless Corporation, a cellular phone service provider, from January 2003 until September 2005. Western Wireless was acquired by Alltel in August 2005. Prior to that time, Mr. Wisehart served as CFO of iNNERHOST, Inc., a web hosting services company, from October 2000 through February 2002, and as President and CEO for Teledirect International, Inc., a marketing automation software company, from February 1999 through October 2000. In addition, Mr. Wisehart spent more than 15 years in the telecommunications business serving as President and CEO of Price Communications Wireless, now part of Verizon Wireless, CFO of Palmer Communications and its subsidiary, Palmer Wireless, and subsequently for Price Communications Wireless after it acquired Palmer Wireless in 1997.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for the Company’s executive officers, which currently include the Chief Executive Officer and his six executive officer direct reports. This Compensation Discussion and Analysis presents information about the compensation of these executive officers, including the executives named in the Summary Compensation Table (the “named executives”). The Committee develops executive compensation philosophy and it establishes and annually reviews and approves executive compensation programs and practices. The Committee also reviews and approves corporate goals and objectives relevant to these compensation decisions, and evaluates the performance of the Company’s executives.

Objectives of Compensation Program

The objectives of aQuantive’s compensation program are to encourage and reward performance, to align employee financial interests with long-term shareholder value, and to attract and retain outstanding employees. aQuantive’s compensation philosophy is to offer a package including a competitive base salary, a competitive bonus incentive based on individual and corporate achievement goals, equity-based incentives, and competitive benefits. Executive officers receive total compensation packages in line with their responsibilities and expertise.

Reward Performance.  Performance is measured through achievement of corporate financial goals and individual strategic and operational goals. Base salary and bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. In particular, annual discretionary cash bonuses are awarded based on an assessment of the individual’s performance against pre-determined quantitative and qualitative measures within the context of the Company’s overall financial performance. In addition, equity incentive compensation in the form of stock options are determined taking into consideration performance levels, and are subject to vesting schedules that require continued service with the Company.

Achieve Alignment With Shareholder Value.  We seek to align the interests of executive officers with those of our investors by evaluating executive performance on the basis of a key financial measurement, adjusted operating income, which we believe should closely correlate to long-term shareowner value. Key elements of compensation that align the interests of the named executives with shareowners include annual bonus awards, which are significantly based on achievement of this key financial metric, and equity incentive compensation, which links a significant portion of compensation to shareholder value because the value of the awards corresponds to stock price appreciation.

Attract and Retain.  We attempt to attract and retain our executives by paying competitive compensation. In addition, equity incentives, which require continued service to vest, provide a key retention device.

Implementing Objectives; Determining Compensation

The Committee relies on its judgment in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, and considering peer comparisons. We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. We consider competitive market compensation paid by other companies, and target compensation near the 50th percentile. We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of aQuantive shares. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executives to deliver superior performance and retain them to continue their careers with aQuantive.

Peer Comparisons and Role of Compensation Consultant.  The Compensation Committee retains an independent compensation consultant to assist it in its review of executive compensation. The consultant retained by the Company in 2006 was Ascend Consulting. In establishing total annual compensation for the Company’s CEO and other executive officers, the Committee reviews each component of the executive’s compensation — base salary, cash incentives and equity incentives — against executive compensation surveys prepared by the compensation consultant. The compensation consultant provides detailed analysis of competitive pay levels for each of these components of compensation for each executive officer. The consultant also provides market intelligence on compensation trends along with general views on specific compensation programs. The consultant does not recommend specific compensation levels for any of the executive officers. The consultant engaged by the Compensation Committee used several broad comparison groups in its analysis based on its determination that they were relevant comparison groups based on industry, size of company and other factors.

The Company’s philosophy is to target each of the components of compensation at the 50th percentile among comparison group companies. Actual total compensation, however, may vary depending on the Company’s financial and market performance, each executive’s individual performance, and internal equity considerations among all senior executives.

Role of Chief Executive Officer.  Our CEO assists the Compensation Committee in reaching compensation decisions with respect to the named executives other than the CEO by evaluating their performance and recommending compensation levels to the Committee. The other named executives do not play a role in their own compensation determination, other than discussing individual performance objectives and achievement with the CEO.

Tally Sheets.  At the end of fiscal 2005, the Committee initiated the use of “tally sheets” for each of the Company’s executive officers, including the Company’s CEO, which summarize for Committee members the total compensation received by each of the executive officers during recent fiscal years, as well as noting payments, if any, that might become owing to, and the value of benefits that might be received by, such executives in the event their employment was terminated under various conditions. The Committee utilized the tally sheets again at the end of fiscal 2006 and the Committee intends to continue to regularly update and utilize these tally sheets to support their review of total executive compensation.

Employment and Severance Agreements.  The Company has employment agreements with our CEO and one of our other named executive officers. These employment agreements were entered into in 2000 prior to our IPO. In more recent years, we have not entered into employment, severance or change-of-control agreements with any other of our named executive officers. Our named executives serve at the will of the Board, which enables the company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the company’s performance-based employment and compensation philosophy.

Equity Grant Practices.  The exercise price of each stock option awarded to our senior executives under our long-term incentive plan is the closing price of aQuantive stock on the date of grant. The date of grant is the date that action is taken approving the grant pursuant to the Compensation Committee’s authority, such as the date of the Committee’s meeting or the date of the action pursuant to a unanimous consent of the Committee, as applicable. During 2006, the Compensation Committee adopted guidelines for stock option grant timing that provide for annual grants to be made at a specified date in late February, so that those grants will be made after the public release of our year-end earnings. In accordance with these guidelines, an initial grant for any newly hired executive officer would be made on the executive’s first day of employment. We prohibit the repricing of stock options.

Elements of Compensation Program

aQuantive’s compensation program consists of three key elements — base salary, bonus incentive based on individual and corporate achievement goals, and equity incentives. Other than participation in broad based employee benefit plans, aQuantive does not provide any perquisites to its executive officers.

Base salary.  Base salaries for our named executives are determined with reference to the executive’s scope of responsibilities, contribution to company performance, experience, and breadth of knowledge. Decisions regarding salary increases are made with reference to the analysis performed by the compensation consultant, which considers levels of pay among executives in similar jobs within groups of companies the consultant has determined are relevant. In performing its analysis, the compensation consultant is guided by the Company’s philosophy of targeting compensation at the 50th percentile. Typically the base salaries for executive officers are reviewed annually, with salary changes effective as of the beginning of the calendar year. Adjustments in the base salaries of executive officers may also be considered at other times during the year if warranted by changing responsibilities or other factors.

Annual Cash Incentive Bonus.  Our executive officers participate in an annual cash incentive bonus program. This bonus program is intended to meet the objective of the Committee to include a significant component of executive compensation as at-risk incentive pay, and is consistent with recommendations made by the compensation consultant. Under this program, the aggregate pool that became available for bonuses was determined based on the Company’s performance with respect to 2006 adjusted operating income targets that were established early in the year and were based on the Company’s approved budget. Each executive officer was eligible for a bonus based on a percentage of base salary that the Committee had individually set for that executive officer early in the year. These target bonus percentages in 2006 ranged from 50% to 75% of base salary. Depending on the extent to which the operating income target was met or exceeded, the actual bonus awards could range from 0% to 300% of the target. After the end of the Company’s fiscal year, the Compensation Committee reviews the Company’s achievement of the financial target that had been established, as well as the individual performance of the CEO and each of his executive officer direct reports. Bonuses are typically paid in February.

The Compensation Committee, with input from the CEO with respect to the other named executives, uses discretion in determining for each individual executive the current year’s bonus, which can be more than or less than the amount determined by reference to the adjusted operating income results. The Committee considers the overall performance of the Company, the performance of the business or function that the named executive leads and an assessment of each executive’s performance against expectations, which were established at the beginning of the year. The bonuses also reflect the consistently increasing and sustained annual financial results of the Company. We believe that the annual bonus rewards the high-performing executives who drive these results and incents them to sustain this performance over a long aQuantive career.

Equity Incentives.  aQuantive’s equity incentive compensation program is designed to recognize the scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with our shareowners’ and retain the executives through the term of the awards. As a result, each executive officer receives a significant stock option grant when he or she joins aQuantive or is promoted to an executive officer position. Grant sizes are determined based on various subjective factors primarily relating to the responsibilities of the individual officers, their anticipated contributions to aQuantive’s success and prior option grants. In addition, the Committee will periodically grant additional stock options to executive officers based on their responsibilities, performance and contributions during the preceding year, prior option grants and the need to retain such executives. These periodic grants are frequently annual, although the Committee has in the past utilized larger retention grants in which case the recipient of the grant might not receive an additional grant for up to several years.

Stock options only have value to the extent the price of aQuantive stock on the date of exercise exceeds the exercise price on grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool. The amount of equity incentive compensation granted in 2005 and 2006 was based upon the strategic, operational and financial performance of the Company overall and reflects the executives’ expected contributions to the Company’s long term success.

In March 2005, the Committee approved special retention option grants to three executive officers of the Company, including the Company’s CEO. These retention options were granted based on the significant ongoing contributions that each of these individuals was expected to make to aQuantive in the future, and in recognition that the large majority of stock options previously granted to these individuals, each of whom had been employed by the Company for more than five years, were already fully vested. These options vest over a period of six years, with the vesting significantly weighted to the later years in order to enhance the retention value of the options, and expire ten years from the grant date. At the time it awarded the retention option grants, the Committee noted that absent significant changes in factors the Committee may deem to be relevant to its considerations, the Committee did not intend to award any additional option grants to the recipients of the special retention option grants for the subsequent several years.

During 2006, the Committee approved a stock option award for certain of the Company’s executive officers who had not received a special retention grant in 2005. All options granted by the Committee have an exercise price equal to the closing price of aQuantive’s common stock on the date of grant. The stock options granted become exercisable at the rate of 20% on the first anniversary of the grant date, then continue vesting in equal quarterly amounts over the following 3 years such that they are fully vested 4 years from the grant date. They have a maximum seven-year term. We believe that this vesting schedule aids the company in retaining executives and motivating longer-term performance. Under the terms of the company’s long-term incentive plan, unvested stock options and unvested restricted shares are forfeited if the executive voluntarily leaves aQuantive.

No Perquisites.  We seek to maintain an egalitarian culture in our facilities and operations. Officers are not entitled to operate under different standards than our other employees. We do not provide officers with parking spaces or separate dining or other facilities, nor do we have programs for providing perquisites or other personal benefits to officers, such as automobiles, permanent lodging or defraying the cost of personal entertainment or family travel. Our health care and other insurance programs are the same for all eligible employees, including officers. We expect our officers to be role models under our Code of Conduct, which is applicable to all employees, and officers are not entitled to operate under lesser standards.

Chief Executive Officer Compensation

In determining the compensation for the Company’s CEO, Brian McAndrews, for 2006, the Compensation Committee considered his performance against his financial, strategic and operational goals for the year. Like other executive officers, the key elements of compensation for Mr. McAndrews are base salary, cash incentives, and equity incentives.

For fiscal 2006, Mr. McAndrews’ base salary was increased by approximately 16% to $464,400. The Committee also established Mr. McAndrews’ bonus target for 2006 at 75% of his base salary, compared to 70% in 2005. The Committee increased Mr. McAndrews’ salary in recognition of the Company’s strong financial performance in 2005 and success in achieving strategic objectives, as well as Mr. McAndrews’ strong personal performance. The Committee also sought to align Mr. McAndrews’ base compensation, which was significantly below midpoint based on the competitive analysis performed by the compensation consultant, to a level that was closer to the 50th percentile. Similarly, the Compensation Committee increased Mr. McAndrews’ bonus target to a level that was closer to midpoint based on the competitive analysis.

Following the conclusion of the 2006 fiscal year, the Committee approved a bonus of $470,200 for Mr. McAndrews, which was equal to approximately 135% of his bonus target. This bonus was awarded in recognition of the Company’s strong financial performance in 2006, as well as Mr. McAndrews’ strong personal performance.

In March 2005, the Committee awarded retention stock options to Mr. McAndrews and certain other executive officers. These retention options had extended vesting provisions, vesting over a period of six years, with the vesting significantly weighted to the later years in order to enhance their retention value. At the time the retention grant was awarded, the Committee also authorized an agreement providing that Mr. McAndrews would be granted, subject to future Committee action, an option to purchase a minimum of an additional 200,000 shares in January 2006 with an exercise price equal to the fair market value of the Company’s common stock on the date of grant, which was to vest in the same percentages and on the same dates as the option grant awarded by the Committee in March 2005. The Committee noted that other than as specifically contemplated by the agreement with Mr. McAndrews, and consistent with its philosophy for other retention option award recipients, absent significant changes in factors the Committee may deem to be relevant to its considerations, the Committee did not intend to award any additional option grants to Mr. McAndrews during the several years subsequent to the March 2005 award.

In January 2006, in satisfaction of the commitment it had approved in March 2005, the Committee awarded to Mr. McAndrews a nonqualified stock option to purchase 85,341 shares, and awarded him 114,659 shares of restricted stock. The Committee made these awards, covering an aggregate of 200,000 shares of the Company’s common stock, in a combination of options and restricted stock rather than solely as options because the Committee noted that this was necessary in order to confer on Mr. McAndrews the value of the award they had desired to make in March 2005, and thereby achieve the desired retentive effect of the award. These stock options vest, and the restricted stock vests and is no longer subject to forfeiture, over a period of approximately five years, with the vesting significantly weighted to the later years in order to enhance the retention value of these awards.

Compensation of Other Named Executive Officers

In determining the compensation of each of the other named executive officers for 2006, the Committee compared their achievements against the performance objectives established for each of them at the beginning of the year. The Committee also evaluated the overall performance of the Company and their contributions to that performance, as well as, when relevant, the performance of the business that each leads. Following the conclusion of the 2006 fiscal year, the Committee awarded bonuses to the other named executives with respect to 2006 performance under the annual cash incentive bonus program that ranged from approximately 115% to approximately 145% of individual bonus targets.

Compensation for Non-Employee Directors in 2006

Non-employee directors’ compensation is set by the Board at the recommendation of the Compensation Committee. In developing its recommendations, the Committee is guided by the following goals: compensation should fairly pay directors for work required in a company of aQuantive’s size and scope; compensation should align directors’ interests with the long-term interest of shareowners; and the structure of the compensation should be simple, transparent and easy for shareowners to understand. The compensation committee generally reviews Board compensation at least every other year, and in connection with its review engages a compensation consultant to advise it with respect to market competitive compensation structure and levels. Like our approach with respect to executive compensation, when establishing compensation for nonemployee directors the Compensation Committee and the Board considers competitive market compensation paid by other companies, and targets total compensation near the 50th percentile. The compensation of non-employee directors in 2006 is described on pages 7-8.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation payments in excess of $1 million in any taxable year to our Chief Executive Officer and certain other executive officers that are employed by the Company at year end, unless the compensation qualifies as “performance-based” under federal tax law. In making compensation decisions, the Committee considers the effect of Section 162(m) together with other factors relevant to the Company’s business needs. The Company has historically taken, and intends to continue taking, appropriate actions, to the extent it believes desirable, to preserve the deductibility of compensation payments, including stock option awards. However, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). Accordingly, the Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m). For example, in making the restricted stock award to Mr. McAndrews in January 2006, the Committee recognized that this award may result in nondeductibility of some compensation under Section 162(m) in future years, because the value of the shares at the time the vesting restrictions lapse will be considered as compensation for purposes of 162(m). Nonetheless, the Committee determined that it was in the Company’s best interests to make this restricted stock award to Mr. McAndrews.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Company’s Proxy Statement relating to its 2007 Annual Meeting of Shareholders. Based on the reviews and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Peter Neupert, Chair
Richard P. Fox
Linda Srere

EXECUTIVE COMPENSATION

2006 Summary Compensation Table

The following table sets forth certain compensation information for the Chief Executive Officer and Chief Financial Officer of aQuantive and for the three next most highly compensated executive officers for the fiscal year ended December 31, 2006 (the “named executives”). It also includes compensation information for the Company’s former Chief Financial Officer.

				Stock	Option	All Other	Total
			Bonus	Awards	Awards	Compen-	Compen-
Name and Principal Position	Year	Salary($)	($)	($)(1)(2)	($)(2)(3)	sation(4)	sation($)

Brian P. McAndrews President and Chief Executive Officer	2006	$464,400	$470,200	$552,615	$1,601,289	$3,300	$3,091,804
Michael T. Galgon Chief Strategy Officer	2006	$270,000	$182,300	—	$845,202	$3,300	$1,300,802
Clark M. Kokich Worldwide President Avenue A Razorfish	2006	$340,000	$275,400	—	$868,538	$3,300	$1,487,238
Linda A. Schoemaker Sr. Vice President, General Counsel	2006	$270,000	$175,500	—	$568,413	$3,300	$1,017,213
M. Wayne Wisehart Chief Financial Officer(5)	2006	$211,024	$152,900	—	$331,964	—	$695,888
Michael Vernon Former Chief Financial Officer(6)	2006	$114,604	—	—	—	$1,125	$115,729

(1)	This amount represents the compensation expense recognized by the Company during the year ended December 31, 2006, in accordance with the provisions of FAS 123R with respect to stock awards granted in 2006 and prior years.

(2)	See “Note 9 — Stock Option and Employee Stock Purchase Plans” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, for more information regarding assumptions utilized in determining this compensation expense.

(3)	This amount represents the compensation expense recognized by the Company during the year ended December 31, 2006 for option awards made in 2006 and prior years, with no adjustment for estimated forfeitures.

(4)	This amount represents 401(k) matching employer contributions.

(5)	Mr. Wisehart joined aQuantive on March 27, 2006.

(6)	Mr. Vernon served as aQuantive’s Chief Financial Officer during 2006 until Mr. Wisehart joined the Company, after which time Mr. Vernon continued to be employed by the Company during a transition period. Mr. Vernon’s employment by the Company ended on May 10, 2006.

2006 Grants of Plan-Based Awards

The following table sets forth certain information with respect to options and awards granted during the year ended December 31, 2006 to the named executives.

			Stock	Option	Exercise	Grant
			Awards:	Awards:	or Base	Date Fair
			Number	Number of	Price of	Value of
			of Shares	Securities	Option	Stock and
	Type of	Grant	of Stock	Underlying	Awards	Option
Name	Award	Date	(#)	Options(#)	($/Sh)(1)	Awards

Brian P. McAndrews	Option	1/2/2006	—	85,341	$25.34	$1,721,021
	Stock	1/2/2006	114,659	—	—	$2,893,993
Michael T. Galgon	—	—	—	—	—	—
Clark M. Kokich	—	—	—	—	—	—
Linda A. Schoemaker	Option	1/30/2006	—	40,000	$25.93	$536,852
Michael Vernon	—	—	—	—	—	—
M. Wayne Wisehart	Option	3/27/2006	—	150,000	$22.39	$1,738,350

(1)	Option exercise price is equal to the closing market value on the date of grant.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth certain information with respect to outstanding option awards and stock awards held by the named executives as of December 31, 2006.

	Option Awards				Stock Awards
	Number of	Number of				Market Value
	Securities	Securities			Number of	of Shares or
	Underlying	Underlying	Option		Shares or Units	Units of Stock
	Unexercised	Unexercised	Exercise	Option	of Stock That	That Have
	Options(#)	Options(#)	Price	Expiration	Have Not	Not Vested
Name	Exercisable	Unexercisable	($)	Date	Vested(#)	($)(1)

Brian P. McAndrews	692,106	—	$1.267	09/15/2009
	27,000	—	$8.000	02/22/2010
	264,000	—	$24.000	02/28/2010
	66,000	—	$9.750	07/28/2010
	200,000	—	$1.250	02/22/2011
	282,000	—	$1.140	05/30/2011
	300,000	—	$1.490	12/19/2011
	140,000	10,000	$2.720	01/29/2013
	66,666	33,334	$8.340	03/22/2014
	43,750	456,250	$10.770	03/18/2015
	7,468	77,873	$25.240	01/02/2016
					104,628	$2,580,126
SubTotal:	2,088,990	577,457			104,628	$2,580,126

Michael T. Galgon	4,500	—	$0.067	06/23/2008
	150,000	—	$0.333	09/08/2008
	150,000	—	$2.667	10/29/2009
	25,000	—	$8.000	02/22/2010
	75,000	—	$1.250	02/22/2011
	66,667	—	$1.140	05/30/2011
	100,000	—	$1.490	12/19/2011
	56,000	4,000	$2.660	01/01/2013
	20,000	10,000	$8.340	03/22/2014
	30,625	319,375	$11.000	03/17/2015
SubTotal:	677,792	333,375			—	—

Clark M. Kokich	16,830	—	$1.267	08/16/2009
	25,000	—	$8.000	02/22/2010
	111,667	—	$1.490	12/19/2011
	112,000	8,000	$2.660	01/01/2013
	26,666	13,334	$8.340	03/22/2014
	30,625	319,375	$11.000	03/17/2015
SubTotal:	322,788	340,709			—	—

Linda A. Schoemaker	24,000	36,000	$11.000	03/17/2012
	—	40,000	$25.930	01/30/2013
	53,333	66,667	$9.000	02/23/2014
SubTotal:	77,333	142,667			—	—

M. Wayne Wisehart	—	150,000	$22.390	03/27/2013
SubTotal:	—	150,000			—	—

Michael Vernon	—	—			—	—

TOTAL	3,166,903	1,544,208			104,628	$2,580,126

(1)	Based on the $24.66 market closing price of shares of the Company’s common stock on December 29, 2006, the last business day of the year.

2006 Option Exercises and Stock Vested

The following table sets forth certain information with respect to options exercised and stock awards vested during 2006 by the named executives.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(1)

Brian P. McAndrews	—	—	10,031	$237,677
Michael T. Galgon	—	—	—	—
Clark M. Kokich	20,000	$414,607	—	—
Linda A. Schoemaker	50,000	$795,607	—	—
M. Wayne Wisehart	—	—	—	—
Michael Vernon	375,000	$7,693,043

(1)	All option awards were exercised as a “cashless” exercise, which is a same-day sale of the shares acquired upon exercise. Value realized with respect to option awards represents the difference between the option price paid and the price at which the shares acquired on exercise were sold. Value realized with respect to restricted stock represents the closing market price on the vesting date.

Potential Payments Upon Termination or Change of Control

The following table shows the estimated amount of incremental value of the payments or other benefits that would be received by the named executives whose compensation is presented in the tables above pursuant to applicable employment agreements (in the case of Mr. McAndrews and Mr. Galgon) and under the Company’s equity plans upon a change of control of the Company, or if the employment of the individual specified was to terminate under the conditions indicated. The amounts shown assume that the termination was effective as of the last business day of fiscal year 2006 (December 29, 2006) and that the price of aQuantive stock upon which certain of the calculations are made was the closing price of $24.66 on that date. The actual amounts to be paid out can only be determined at the time of the change of control or the executive’s termination of employment, as applicable.

		Termination w/o Cause or for
		Good Reason				Upon
		Before Change		After Change	Other	Change in
Name	Benefit(1)	in Control		in Control(2)	Termination	Control

Brian P. McAndrews	Severance Pay	$464,400		$464,400	$116,100	—
	Acceleration of Option and	$1,430,123		$4,840,425	—	$4,840,425
	Restricted Stock Vesting
Wayne Wisehart	Acceleration of Option Vesting	—		$340,500	—	—
Michael T. Galgon	Severance Pay	$270,000		$270,000	—	—
	Acceleration of Option Vesting	$636,898	(3)	$2,306,932	—	$2,306,932
Clark M. Kokich	Acceleration of Option Vesting	—		$4,756,273	—	—
Linda A. Schoemaker	Acceleration of Option Vesting	—		$1,535,766	—	—

(1)	Severance pay amounts are based on the applicable salary for the year ended December 31, 2006. Value of acceleration of vesting of options is based on the difference between the exercise price of the options and the fair market value of the Company’s common stock as of December 31, 2006 for those options whose vesting would be accelerated. Value of acceleration of restricted stock is based on the number of shares of restricted stock whose vesting would be accelerated multiplied by the fair market value of the Company’s common stock on December 31, 2006.

(2)	Amounts shown in this column would be received by the named executive in addition to amounts, if any, shown in the column captioned “Upon Change in Control.”

(3)	Applies only if termination was without cause.

Severance Provisions of McAndrews Employment Agreement.  Mr. McAndrews’ employment agreement with the Company, which was entered into on January 20, 2000, provides that either aQuantive or Mr. McAndrews may terminate the agreement at any time. If Mr. McAndrews is terminated without cause, or if he terminates his employment for “good reason,” he is entitled to a severance package consisting of 12 months’ base salary and acceleration of a portion of any unvested stock options equal to the portion that would have vested during the one- year period immediately following the termination date (assuming no termination had occurred). If Mr. McAndrews is terminated for cause or if he voluntarily terminates his employment without “good reason,” he is entitled to a severance package equal to three months’ base salary. If Mr. McAndrews is terminated by a successor corporation to aQuantive without “cause” or if he terminates his employment with a successor corporation for “good reason” within one year of a change of control, he is entitled to a severance package consisting of 12 months’ base salary and full acceleration of any unvested stock option. Upon a change of control, 50% of Mr. McAndrews’ unvested stock options immediately vest. The agreement does not provide for any tax gross-ups. Pursuant to the terms of the agreement, Mr. McAndrews is also subject to a confidentiality, non-competition and non-solicitation agreement in favor of aQuantive.

Severance Provisions of Galgon Employment Agreement.  Michael Galgon, Chief Strategy Officer, entered into an employment agreement with aQuantive on June 21, 2000. Pursuant to the terms of the agreement, either aQuantive or Mr. Galgon may terminate the agreement at any time upon no less than 30 days notice. If Mr. Galgon is terminated without cause or if he terminates his employment for “good reason” he is entitled to a severance package consisting of 12 months’ base salary. If aQuantive terminates without cause, Mr. Galgon shall also be entitled to acceleration of a portion of any unvested stock options equal to the portion that would have vested during the one-year period immediately following the termination date (assuming no termination had occurred). The agreement does not provide for any tax gross-ups. Pursuant to the terms of the employment agreement, Mr. Galgon is also subject to a confidentiality, non-competition and non-solicitation agreement in favor of aQuantive.

Change of Control Provisions Under the 1998, 1999 and 2000 Stock Incentive Compensation Plans.  Unless individual agreements provide otherwise, if a corporate transaction specified in the applicable plan, such as a merger or sale of aQuantive or a sale of all or substantially all of aQuantive’s securities or assets (other than a transfer to a majority-owned subsidiary), occurs, each outstanding option under the applicable plan will accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the option is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. Any option held by an executive officer who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate if the officer’s employment or services are terminated by the successor corporation without cause or by the officer for good reason within two years after the corporate transaction.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our common stock that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or Directors under all of our existing equity compensation plans as of December 31, 2006.

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
		Weighted-Average	Issuance under Equity
	Number of Securities to be	Exercise Price of	Compensation Plans
	Issued upon Exercise of	Outstanding	(Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected
Plan Category	Warrants and Rights	and Rights(4)	in Column (a))(#)

Equity compensation plans approved by security holders	12,234,927	$9.69	3,155,662	(1)(2)(3)
Equity compensation plans not approved by security holders	96,755	$8.00	—
Total	12,331,682	$9.69	3,155,662

(1)	Includes shares remaining available for issuance under our Restated 1999 Stock Incentive Plan (the “1999 Plan”) as of December 31, 2006. Under the 1999 Plan, in addition to stock options, we may grant stock awards, restricted stock awards and restricted stock unit awards. The 1999 Plan includes an evergreen formula pursuant to which the number of shares authorized for grant will be increased annually on the first day of our fiscal year by the least of (1) 5,250,000 shares, (2) an amount equal to 8% of the adjusted average common shares outstanding of aQuantive used to calculate fully diluted earnings per share as reported in the annual report to shareholders for the preceding year, or (3) a lesser amount determined by our Board of Directors. Our Board of Directors determined that 1,500,000 shares would be added to the 1999 Plan under the evergreen formula as of the first day of fiscal year 2007. The number in the table does not include the 1,500,000 shares that were added to the 1999 Plan as of the first day of fiscal year 2007.

(2)	Includes 771,509 shares remaining available for purchase under our 1999 Employee Stock Purchase Plan (the “ESPP”) as of December 31, 2006. The ESPP includes an evergreen formula pursuant to which the number of shares authorized for grant will be increased annually by the least of (1) 750,000 shares, (2) an amount equal to 2% of the adjusted average common shares outstanding of aQuantive used to calculate fully diluted earnings per share as reported in the annual report to shareholders for the preceding year, or (3) a lesser amount determined by our Board of Directors. Our Board of Directors determined that 300,000 shares would be added to the ESPP under the evergreen formula as of the first day of fiscal year 2007. The number in the table does not include the 300,000 shares that were added to the ESPP as of the first day of fiscal year 2007. The number of shares subject to purchase under the current offering period is approximately 356,000.

(3)	The Stock Option Grant Program for Nonemployee Directors is administered under the 1999 Plan and as of December 31, 2006 provided for the following automatic awards to each of our nonemployee Directors: (a) an initial option grant to purchase 25,000 shares of our common stock as of the date of the director’s initial election or appointment to our Board of Directors, which option vests and becomes exercisable in equal installments on the first, second and third anniversaries of the date of grant (assuming continued board service) and (b) an annual option grant to purchase 15,000 shares of our common stock immediately following each year’s annual shareholder meeting, which option vests and becomes exercisable on the first anniversary of the date of grant or, if earlier, the date of the annual meeting of shareholders in the year subsequent to the year of grant, provided that such meeting date is not more than 60 calendar days earlier than the date of the annual meeting at which the option was granted (in each case assuming continued board service through the vesting date). Effective March 22, 2007, the Stock Option Grant Program for nonemployee Directors was amended to reduce the initial grant to an option to purchase 15,000 shares, and to reduce the annual grant to an option to purchase 10,000 shares.

Summary of Equity Compensation Plan Not Approved by Shareholders

Restated 2000 Stock Incentive Compensation Plan

The Restated 2000 Stock Incentive Compensation Plan (the “2000 Plan”) was originally adopted by our Board of Directors on November 16, 1999. The purpose of the 2000 Plan has been to enhance long-term shareholder value by offering opportunities to our employees, officers, consultants, agents, advisors and independent contractors to participate in our growth and success, and to encourage them to remain in the service of aQuantive and our subsidiaries and to acquire and maintain stock ownership in aQuantive. All of the stock options granted under the 2000 Plan were approved in February 2000, with an exercise price of $8.00 per share and a term of 10 years from the date of grant. All options granted under this plan are nonqualified stock options and vested over a four-year period. Except for certain transfers that may be permitted by the plan administrator, the stock options granted under the 2000 Plan may not be transferred other than by will or the laws of descent or distribution and, during the optionee’s lifetime, may be exercised only by the optionee. An optionee whose relationship with aQuantive or any related subsidiary ceases for any reason (other than termination for cause, retirement, death or disability, as such terms are defined in the 2000 Plan) may exercise the portion of the stock option that is vested as of the date of termination prior to the earlier of the stock option’s specified expiration date and the three-month period following such cessation. In the event the optionee is terminated for cause, the stock options terminate upon the optionee’s notification of such cause. In the event the optionee retires, dies or becomes disabled, the portion of the stock option that is vested as of the date of retirement, death or disability may be exercised prior to the earlier of the stock option’s specified expiration date and one year from the date of the optionee’s termination date. Notwithstanding the foregoing, if the optionee dies after termination but while the stock option is still otherwise exercisable, the portion of the stock option that is vested as of the date of termination may be exercised prior to the earlier of the stock option’s specified expiration date and one year from the date of death.

No stock awards have been granted under the 2000 Plan. As of December 31, 2006, stock options to purchase 96,755 shares remained outstanding under this plan. By resolution adopted on December 11, 2002, our Board of Directors determined that the 2000 Plan will terminate when all stock options outstanding under the 2000 Plan as of the date the resolution was adopted have been exercised or have terminated or expired according to their terms. Accordingly, no new awards will be granted under the 2000 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2007, certain information regarding the beneficial ownership of our common stock by:

•	each person known by aQuantive to beneficially own 5% or more of our common stock;

•	each director of aQuantive;

•	each executive officer of aQuantive for whom compensation information is given in the Summary Compensation Table above; and

•	all Directors and current executive officers of aQuantive as a group.

	Outstanding Shares
	of Common Stock
	Beneficially
Beneficial Owner	Owned(1)	Percent of Class

T. Rowe Price Associates, Inc.	7,946,800	10.1%
100 E. Pratt Street Baltimore, MD 21202(2)
FMR, Inc.	6,499,975	8.3%
82 Devonshire Street Boston, MA 02109(3)
Mazama Capital Management, Inc.	5,830,246	7.4%
One SW Columbia Portland, OR 97258(4)
Nicolas J. Hanauer(5)	4,365,651	5.6%
1000 Second Ave., Suite 1200 Seattle, WA 98104
Richard P. Fox(6)	54,458	*
Brian P. McAndrews(7)	2,299,056	2.9%
Peter M. Neupert(8)	130,000	*
Jack Sansolo(9)	41,000	*
Michael B. Slade(10)	35,750	*
Linda J. Srere(8)	31,667	*
Jaynie M. Studenmund(8)	19,167	*
Michael T. Galgon(11)	943,392	1.2%
Scott E. Howe(12)	68,610	*
Clark M. Kokich(13)	210,880	*
Linda A. Schoemaker(14)	97,937	*
Karl F. Siebrecht(15)	91,528	*
M. Wayne Wisehart(16)	40,000	*
All Directors and current executive officers as a group (14 persons)	8,429,096	10.3%

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	As disclosed in Form 13G filings in January 2007, T. Rowe Price Associates, Inc. reports sole voting power for 1,746,700 shares of the total 7,946,800 shares held.

(3)	As disclosed in Form 13G filings in February 2007, FMR Corp. reports sole voting power for 671,743 shares of the total 6,499,975 shares held.

(4)	As disclosed in Form 13G filings in February 2007, Mazama Capital Management, Inc. reports sole voting power for 3,424,413 shares of the total 5,830,246 shares held.

(5)	Includes 65,000 shares subject to options exercisable as of or within 60 days of March 1, 2007.

(6)	Includes 50,000 shares subject to options exercisable as of or within 60 days of March 1, 2007.

(7)	Includes 104,628 unvested shares from restricted stock awards, and 2,061,572 shares subject to options exercisable as of or within 60 days of March 1, 2007.

(8)	Represents shares subject to options exercisable as of or within 60 days of March 1, 2007.

(9)	Includes 40,000 shares subject to options exercisable as of or within 60 days of March 1, 2007.

(10)	Includes 35,000 shares subject to options exercisable as of or within 60 days of March 1, 2007.

(11)	Includes 688,167 shares subject to options exercisable as of or within 60 days of March 1, 2007.

(12)	Includes 61,026 shares subject to options exercisable as of or within 60 days of March 1, 2007.

(13)	Includes 209,333 shares subject to options exercisable as of or within 60 days of March 1, 2007.

(14)	Includes 95,332 shares subject to options exercisable as of or within 60 days of March 1, 2007.

(15)	Includes 89,833 shares subject to options exercisable as of or within 60 days of March 1, 2007.

(16)	Includes 30,000 shares subject to options exercisable as of or within 60 days of March 1, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the officers, Directors and persons who own more than 10% of a registered class of equity securities of aQuantive to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater-than-10% beneficial owners are required by SEC regulations to furnish aQuantive with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during 2006 all filing requirements mandated by Section 16(a) applicable to our officers, Directors and greater-than-10% beneficial owners were complied with, excepting one Form 4 for Nicolas Hanauer which was filed late in error.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in the Proxy Statement and form of Proxy for a particular annual meeting. Shareholders that intend to present a proposal at the 2008 Annual Meeting of aQuantive must give notice of the proposal to aQuantive no later than December 1, 2007 for it to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting. In addition, shareholders that intend to present a proposal that will not be included in the Proxy Statement and form of Proxy must give notice of the proposal to aQuantive not earlier than January 15, 2008 and not later than February 14, 2008. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by aQuantive for the 2008 Annual Meeting will have discretionary authority to vote with respect to any such proposal that is received after February 14, 2008. Furthermore, receipt by aQuantive of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2008 Annual Meeting because there are other relevant requirements in the SEC’s proxy rules.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

Copies of the aQuantive 2007 Annual Report to Shareholders, which includes aQuantive’s Annual Report on Form 10-K, are being mailed to shareholders, together with this Proxy Statement, form of Proxy and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from the Secretary of aQuantive, 821 Second Avenue, Suite 1800, Seattle, Washington 98104.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
AQUANTIVE, INC.
The undersigned hereby appoint(s) Brian McAndrews and Linda Schoemaker and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of aQuantive, Inc. held of record by the undersigned on March 9, 2007, at the Annual Meeting of Shareholders of the Company to be held at the Hotel 1000, 1000 First Avenue, Seattle, WA 98104, at 9:00 a.m. on Tuesday, May 8, 2007, or any adjournment or postponement thereof, with authority to vote upon the matters listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

Please Mark Here For Address Change or Comments	☐
SEE REVERSE SIDE

	FOR	WITHHELD FOR ALL
ITEM 1. ELECTION OF DIRECTORS	☐	☐
Nominees:
01 Linda J. Srere
02 Jaynie M. Studenmund
INSTRUCTION: To withhold authority for any individual nominee, print that nominee’s name in the following space.

	FOR	AGAINST	ABSTAIN
ITEM 2. RATIFICATION OF SELECTION OF KPMG AS INDEPENDENT AUDITOR	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é FOLD AND DETACH HERE é